Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Vice President,
Investor Relations
(515) 362-3693

AmerUs Group Names Two New Independent Directors

     DES MOINES, Iowa November 5, 2004—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today announced that it has named to its board two new independent directors. Ward M. Klein, recently named chief executive officer of Energizer Holdings, Inc., and Heidi L. Steiger, contributing editor and former president of Worth Magazine Group, have joined AmerUs Group’s board effective November 4, 2004. With the appointment of Klein and Steiger, the board is comprised of 13 directors, 11 of whom are independent, non-employee directors.

     “Ward and Heidi are important additions to our board—each has strong, proven business and leadership experience, and they complement the existing expertise on our board,” said Roger K. Brooks, chairman of AmerUs Group’s board. “The nominating and corporate governance committee conducted an extensive search to identify qualified, talented candidates, and Heidi and Ward reflect the rigorous selection criteria that were used.”

     Biographical Information

     Ward M. Klein

     Klein was recently named chief executive officer of Energizer Holdings, Inc., effective January 25, 2005, and is currently president and chief operating officer, with direct supervisory responsibility over the company’s Energizer Battery and Schick-Wilkinson Sword operating divisions. He joined Energizer’s former parent, Ralston Purina Company, in 1979 and transferred to its newly acquired battery division in 1986. Since that time he has served in management roles with Energizer including director of marketing; director of trade marketing; vice president of marketing; vice president and general manager of global lighting products; vice president and area chairman, Latin America; vice president and area chairman, Asia Pacific, Africa and Middle East; president, international; and president and chief operating officer.

     Klein earned his masters degree in management from the Kellogg Graduate School of Management at Northwestern University and bachelors of arts degree, majoring in economics, from St. Olaf College.

     Energizer Holdings, Inc. (NYSE: ENR) is one of the world’s largest manufacturers of primary batteries and flashlights, under the Energizer and Eveready brands, as well as one of the largest razor blade manufacturers under the Schick Wilkinson Sword brand.

     Heidi L. Steiger

     Steiger joined Worth Magazine Group with the responsibility for furthering Worth magazine’s unique position at the pinnacle of the wealth management, preservation and transference markets. Worth magazine, premiering in December 2003, is a monthly wealth management publication for the nation’s most affluent households. Prior to joining Worth Magazine Group, she held management positions for 18 years with Neuberger Berman Inc., a New York-based investment advisory firm with $64 billion in assets under management. She served as executive vice president and global head of asset management, president, Neuberger Berman Agency, Inc. and director, Neuberger Trust Company.

     Steiger earned her masters degree in business administration, finance, from Columbia Business School, New York, NY, and her bachelors of science degree in English and communications from Boston College. Steiger became a chartered life underwriter in 1979, completing examinations in insurance, investments, taxation, employee benefits, estate planning, accounting, management and economics. She is editor of Wealthy & Wise: Secrets About Money, published in 2002, that was voted by Barron’s as one of the best investment books of the year. She is a frequently published author of articles on financial decision-making and investments that appear in leading business and consumer magazines.

     About AmerUs Group

     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.

     As of September 30, 2004, AmerUs Group’s total assets were $22.6 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.